NEWS RELEASE	Contact:
American Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@americanrealtyinvest.com

American Realty Investors, Inc. reports Earnings for Q2 2023

DALLAS (August 10, 2023) -- American Realty Investors, Inc. (NYSE:ARL) is reporting its results of operations for the quarter ended June 30, 2023. For the three months ended June 30, 2023, we reported net income attributable to common shares of $0.1 million or $0.01 per diluted share, compared to net income attributable to common shares of $16.3 million or $1.01 per diluted share for the same period in 2022.

Financial Highlights

•Total occupancy was 81% at June 30, 2023, which includes 93% at our multifamily properties and 59% at our commercial properties.
•On January 31, 2023, we paid off our $67.5 million Series C bonds from cash received from the sale of the VAA Sale Portfolio.
•On May 4, 2023, we paid off the remaining $42.9 million balances of our Series A and Series B Bonds. In connection with the repayment of the bonds, our wholly-owned subsidiary, Southern Properties Capital Ltd. withdrew from the Tel Aviv Stock Exchange (“TASE”).

Financial Results

Rental revenues increased $4.1 million from $7.3 million for the three months ended June 30, 2022 to $11.4 million for the three months ended June 30, 2023. The increase in rental revenue is primarily due to $4.7 million increase at our multifamily properties offset in part by a decrease of $0.6 million from the commercial properties. The increase in revenue from the multifamily properties is primarily due to the acquisition of the VAA Holdback Portfolio in 2022.

Net operating loss increased $0.8 million from $3.0 million for three months ended June 30, 2022 to $3.9 million for the three months ended June 30, 2023. The increase in net operating loss is primarily due to an increase in legal costs offset in part by an increase in operating profit from the multifamily portfolio.

Net income attributable to common shares decreased $16.2 million from $16.3 million for the three months ended June 30, 2022 to $0.1 million for the three months ended June 30, 2023. The decrease in net income is primarily attributed to the $14.1 million decrease in gain on foreign currency transactions, which is attributed to our repayment of our bonds payable and exit from the TASE in 2023.
About American Realty Investors, Inc.
American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables. The Company’s primary asset and source of its operating results is its investment in

Transcontinental Realty Investors, Inc. (NYSE:TCI). For more information, visit the Company’s website at www.americanrealtyinvest.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues:
Rental revenues	$11,389	$7,259	$22,398	$14,740
Other income	850	870	1,529	1,176
Total revenue	12,239	8,129	23,927	15,916
Expenses:
Property operating expenses	7,031	3,812	13,137	7,840
Depreciation and amortization	3,200	2,298	6,302	4,647
General and administrative	3,684	2,194	6,845	4,914
Advisory fee to related party	2,183	2,858	4,588	6,043
Total operating expenses	16,098	11,162	30,872	23,444
Net operating loss	(3,859)	(3,033)	(6,945)	(7,528)
Interest income	7,898	7,625	16,193	12,902
Interest expense	(2,480)	(4,595)	(5,620)	(9,257)
Gain on foreign currency transactions	22	14,132	993	17,904
Loss on early extinguishment of debt	(1,710)	—	(1,710)	(1,639)
Equity in income from unconsolidated joint ventures	293	2,048	2,712	7,242
Gain on sale or write-down of assets, net	188	3,893	188	15,041
Income tax provision	(49)	(40)	(1,289)	(68)
Net income	303	20,030	4,522	34,597
Net income attributable to noncontrolling interest	(178)	(3,718)	(1,419)	(6,971)
Net income attributable to common shares	$125	$16,312	$3,103	$27,626
Earnings per share - basic
Basic and diluted	$0.01	$1.01	$0.19	$1.71
Weighted average common shares used in computing earnings per share
Basic and diluted	16,152,043	16,152,043	16,152,043	16,152,043